UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

CONSOLIDATED WATER CO. LTD.

(Name of Registrant as Specified in Its Charter)

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[The following press release was issued by Consolidated Water Co. Ltd. on May 20, 2024.]

Consolidated Water Comments on ISS and Glass Lewis Reports and Urges Stockholders to Vote “FOR” Re-Election of Its Highly Qualified Directors

Consolidated Water’s directors standing for re-election bring world-class backgrounds and relevant expertise to effectively oversee the Company’s activities

GEORGE TOWN, Cayman Islands, May 20, 2024 (GLOBE NEWSWIRE) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, today issued the following statement commenting on the reports issued by Institutional Shareholder Services (“ISS”) and Glass Lewis regarding the Company’s May 28, 2024 Annual General Meeting of Shareholders:

The Company strongly disagrees with the recommendations to withhold votes from Linda Beidler-D’Aguilar, Brian E. Butler and Leonard J. Sokolow for re-election to the Company’s Board of Directors (the “Board”). For the reasons provided below, as well as those provided in the Company’s definitive proxy statement filed on April 18, 2024 (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), the Company urges shareholders to vote “FOR” each of the nominees for election, including Ms. Beidler-D’Aguilar, Mr. Butler and Mr. Sokolow.

Linda Beidler-D’Aguilar

The ISS and Glass Lewis recommendations against the re-election of Ms. Beidler-D’Aguilar are due to her attendance at less than 75% of the aggregate number of (a) the total number of meetings of the Board and (b) the total number of meetings of all committees of the Board on which she served (collectively, the “Aggregate Meetings”) held during 2023. Despite not meeting the 75% threshold, Ms. Beidler-D’Aguilar attended 69% of the Aggregate Meetings. Importantly, one of the meetings that she missed was convened on only two days’ notice, and she already had a previous commitment that could not be changed. Had she been able to attend that one meeting, she would have attended over 75% of the Aggregate Meetings held during 2023. Further, shareholders should know that Ms. Beidler-D’Aguilar has attended 87% of the Aggregate Meetings held from November 2018 to the date of this press release.

Ms. Beidler-D’Aguilar has made a commitment to the Company to attend at least 75% of the Aggregated Meetings during 2024 and each following year. As evidence of that commitment, Ms. Beidler-D’Aguilar has attended 100% of the Aggregate Meetings held to date during 2024.

The Board believes that it is important that Ms. Beidler-D’Aguilar be re-elected because of her more than 35 years of experience as an attorney; her legal, business and financial knowledge acquired during that period; and her knowledge of, and business contacts in, the Caribbean. Although Ms. Beidler-D’Aguilar has served on the Board for coming up on six years, she has been involved with the Company’s operations in The Bahamas since 1994, resulting in over 30 years’ experience, history and knowledge with the Company.

Additionally, the Board believes that Ms. Beidler-D’Aguilar adds diversity of thought and experience to the Board. She also brings gender diversity to the Board, being the only director on the Board to identify as a female. This is particularly important in light of Nasdaq’s diversity rule, which requires Nasdaq-listed companies, such as the Company, to disclose information about board diversity statistics and either include women and minority directors on their boards or disclose why they do not. The Board believes that the failure to re-elect Ms. Beidler-D’Aguilar will diminish the capability and effectiveness of the Board and negatively impact the Board’s progress with respect to diversity and inclusion efforts.

Brian E. Butler

The Glass Lewis recommendation against Mr. Butler is due to their concerns relating to board refreshment and gender diversity coupled with Mr. Butler’s position as Chair of the Company’s Nominations and Corporate Governance Committee (the “NCG Committee”). While the Company and the NCG strongly support routine director evaluation and understand the perceived value of periodic board refreshment, they also believe that this must be balanced by the need for changes to board composition based on an analysis of skills and experience necessary for the Company, and must be viewed from the perspective of the results of the Company and value creation for shareholders, as opposed to relying solely on age or tenure. In the Company’s view, and in light of the Company’s business in a specialized field, a director’s experience can be a valuable asset to shareholders because of the complex, critical issues that the Board faces.

The Company believes that it is precisely because of, and not in spite of, the average director’s tenure being 24 years, that the Company has been able to thrive these past several years where companies have faced unprecedented challenges on a global scale. Throughout this time, the Board and the Company’s executive management collaborated closely to ensure the Company met its commitments to a broad range of stakeholders, including employees, customers, the communities in which the Company operates, suppliers, and of course the Company’s shareholders. Amidst the challenges, the past fiscal year offered another year for quality financial performance, and the Company delivered positive results for its shareholders, including returning approximately $5.5 million to shareholders in the form of dividends and increasing the stock price by over 100%.

Further, the Company and the NCG believe that the directors represent a wide range of backgrounds and expertise, with one director identifying as female and three directors identifying as “two or more races or ethnicities” under The NASDAQ Stock Market’s diversity rules. This means that over 50% of the non-executive members of the Board identify as a female or other minority. The Company and the NCG believe that the diversity of backgrounds, experiences, perspectives, and skills of the directors contributes to the Board’s effectiveness in managing risk and providing guidance that positions the Company for long-term success. Further, of the eight directors, seven are independent, including the Chairman of the Board, and the sole executive director is Frederick W. McTaggart, who is the Chair of the Company’s Environmental and Social Governance Committee.

The Company, the Board and the NCG are very satisfied with the composition of the Board and would be hesitant to make a change solely based upon age, tenure or diversity consideration.

The Board believes that it is important that Mr. Butler be re-elected because of his over 50 years of experience as a property developer (over 45 of those years in the Caribbean); his business and financial knowledge acquired during that period; and his knowledge of, and business contacts in, the Cayman Islands. The Board believes that the failure to re-elect Mr. Butler based upon concerns relating to board refreshment and gender diversity would not only be unwarranted, but would diminish the capability and effectiveness of the Board.

Leonard J. Sokolow

The ISS recommendation against Mr. Sokolow is due to him serving as the chief executive officer of a public company and as a director of more than two additional public companies, including the Company. As of the date the Proxy Statement was filed with the SEC, in addition to serving as a director of the Company, Mr. Sokolow served as Co-Chief Executive Officer and a director of SKYX Platforms Corp. (Nasdaq: SKYX) and served as a director of Vivos Therapeutics, Inc. (Nasdaq: VVOS) and Agrify Corporation. However, since the filing of the Proxy Statement, Mr. Sokolow has resigned as a director of Agrify Corporation. Accordingly, as of the date hereof, Mr. Sokolow serves as the chief executive officer of a public company and as a director of only two other public companies, including the Company, and, thus, is within the acceptable ISS parameters of additional board directorship.

The Board believes that it is important that Mr. Sokolow be re-elected because of his experience as a director and principal executive officer; his legal, accounting, auditing and consulting background; and his qualifications to serve as the Company’s “audit committee financial expert.” With his background in accounting, audit and finance (including his experience as a Certified Public Accountant for Ernst & Young and KPMG Peat Marwick), Mr. Sokolow serves as the Chair of the Company’s Audit Committee and is the only current director of the Company who qualifies as an “audit committee financial expert.” The Board believes that the failure to re-elect Mr. Sokolow will diminish the capability and effectiveness of the Board, and cause the Board to operate without the benefit of an “audit committee financial expert” unless or until another individual with similar qualification is identified.

We urge stockholders to follow the Board’s recommendation and vote “FOR” all the proposals in the proxy statement, including the re-election of Ms. Beidler-D’Aguilar, Mr. Butler and Mr. Sokolow. If you previously voted “against” or withheld your vote any proposal, you may change that vote simply by voting again TODAY. Only your latest-dated vote will count!

Your vote is important, please vote your shares today.

●	By Internet: Go to www.proxyvote.com and follow the instructions (have your proxy card available).

●	By Telephone: Call 1-800-690-6903 and follow the voice prompts (have your proxy card available).

●	By Mail: If shareholders have received a proxy card, shareholders should mark their vote, sign their name exactly as it appears on the proxy card, date the card and return it in the envelope provided.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The Company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The Company recently entered the U.S. desalination market with a contract to design, constructs, operate and maintain a seawater desalination plant in Hawaii.

The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should”, “will” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the Company’s products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in The Bahamas; and (v) various other risks, as detailed in the Company’s periodic report filings with the SEC. For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the Company’s Secretary at the Company’s executive offices or at the “Investors – SEC Filings” page of the Company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Shareholder Information

The Company filed the Proxy Statement and a proxy card on April 18, 2024 with the SEC in connection with its solicitation of proxies for the 2024 Annual General Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, and other documents, as and when they become available, without charge from the SEC’s website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2024 Annual General Meeting of Shareholders. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Proxy Statement filed with the SEC on April 18, 2024, in the section titled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholders Matters” (beginning on page 17). To the extent the holdings by the “participants” in the solicitation reported in the Proxy Statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4 or 5 filed with the SEC (where applicable). All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

Email Contact

Investor Relations Contact:

Ron Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email Contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact